Exhibit 99.1

Stockholm, Sweden, October 25, 2018 (NYSE: VNE and SSE: VNE-SDB)
Financial Report July - September 2018

Financial Summary - Q3'18 • Consolidated Net Sales $526 million • Net Sales growth (7)% • Organic Sales* growth (5)% • Operating Margin (11)% • Order Intake ~$1.1 billion Q3 LTM average annual sales
2018 Outlook and Targets Update
•
FY’18 Consolidated Net Sales growth (4)%
•
Q4’18 RD&E increase ~$20 million from Q3’18 levels
•
Downside risk to 2020 total Sales target, Active Safety on-track
•
1 to 2 year delay to achieve 0 to 5% Operating Income target
•
Upside potential to 2022 total Sales target, mainly Active Safety

Business Highlights
•
Active Safety Organic Sales* growth of 6%
•
Continued increases in customer bidding, technical qualifications and new business awards during the quarter
•
Hiring of 370 engineers in RD&E during the quarter
•
Continued strong Order Intake in Q4’18 - currently more than $1.3 billion LTM average annual sales

Key Figures

	Three Months Ended September 30					Nine Months Ended September 30
Dollars in millions,	2018		2017		Change	2018		2017		Change
(except where specified)	$	%	$	%	$	$	%	$	%	$
Net Sales	$526		$567		$(40)	$1,692		$1,729		$(37)
Gross Profit / Margin	$99	18.8%	$109	19.2%	$(10)	$321	19.0%	$342	19.8%	$(20)
RD&E, net / % of Sales	$(109)	20.7%	$(91)	16.0%	$(19)	$(334)	19.7%	$(280)	16.2%	$(54)
Operating Loss / Margin	$(58)	-11.0%	$(16)	-2.8%	$(42)	$(122)	-7.2%	$(39)	-2.2%	$(83)
EBITDA(1) / Margin	$(31)	-5.9%	$10	1.9%	$(41)	$(40)	-2.4%	$52	3.0%	$(92)
(1) Non-U.S. GAAP measure reconciliation for EBITDA
Comments from Jan Carlson, Chairman, President and CEO
We continue to see very rapid developments in the Active Safety market - new partnerships are being formed, new products introduced and for every model year an increasing number of new cars have Active Safety features available. It remains a dynamic and fast-growing market which means more long-term opportunities for Veoneer. However, the volatile nature of this evolving market and light vehicle fluctuations make the precise timing of its development difficult to predict. Considering this, we see the need to provide some updates on our progress towards our previously announced targets.
Based on the attractiveness of our Active Safety portfolio and strong customer relationships, we see a potential upside to our $4 billion 2022 total sales target, particularly for the $2 billion Active Safety sales target. We are encouraged by the fact that Active Safety, the growth engine of the company continues to look very strong. In fact, Veoneer’s current total order intake for the last twelve months (LTM) is more than $1.3 billion average annual sales, with the majority coming from Active Safety.
To support the continued high order intake, the advanced system business we have already won, and further investment in long-term leadership in Active Safety, we intend to further increase our investments in RD&E. This investment decision for future growth means that we now anticipate reaching our 0-5% operating income target one to two years later than previously communicated.
In the short-term, we see some delays in the start of production and slower ramp-ups of certain customer models along with some slight delays in expected business. These developments result in downside risk to our 2020 total sales target and we are therefore likely to reach $3 billion in total sales slightly later than previously anticipated. Despite this, Active Safety remains on-track to exceed $1 billion in sales in 2020.
Although the near-term slowdown in light vehicle production is affecting our 2018 sales, we saw several positive developments in the third quarter. Our order intake remained strong, we secured business for advanced future technologies and we had our first dedicated software feature sale.
We secured a contract for an advanced electronic control unit for Robo-taxis with a major global OEM and we also introduced to the market the world’s most advanced super computer “Zeus” for Autonomous Driving together with our partners Zenuity and NVIDIA.
We are well on track to fulfill our vision of being the trusted leader in mobility, while delivering long-term value to our employees, customers and shareholders.

An earnings conference call will be held today, October 25, 2018 at 15:00 CET. To follow the webcast or to obtain the phone number/pin code, please see www.veoneer.com. The slide deck will be available on our website prior to the earnings conference call. See also the MD&A in the Form 10-Q report and the Non-U.S. GAAP Financial Measures section on page 10 of this earnings release for further disclosures.
*For these non-U.S. GAAP financial measures, and any others marked with an “ * ” throughout this earnings release, see the reconciliation tables in this earnings release, including the Non-U.S. GAAP Financial Measures section on page 10. See the Non-U.S. GAAP Financial Measures section for further discussion of the forward-looking organic sales non-U.S. GAAP financial measure.

Financial Overview for the Quarter

Sales by Product

Consolidated Net Sales	Three Months Ended September 30				Components of Change vs. Prior Year
Dollars in millions,					Currency		Organic(1)
(except where specified)	2018	2017	Chg. $	Chg.%	$	%	$	%
Restraint Control Systems	$226	$251	$(25)	-10%	$(3)	-1.0%	$(22)	-9.0%
Active Safety	$201	$198	$2	1%	$(10)	-5.0%	$12	6.0%
Brake Systems	$100	$118	$(18)	-15%	$(1)	-1.0%	$(17)	-14.0%
Total	$526	$567	$(40)	-7.1%	$(14)	-2.4%	$(27)	-4.7%
  (1) Non-U.S. GAAP measure reconciliation for Organic Sales

Sales - Veoneer’s net sales decreased by around 7% to $526 million as compared to 2017. Organic sales declined by 4.7% while sales declined 2.4% due to currency translation effects, mainly related to a stronger US dollar.
During the quarter, organic sales developed below our internal expectations mainly due to a deterioration in light vehicle production (LVP) demand in our major markets. Overall, lower than expected sales in Restraint Control Systems, mainly in Asia, and Active Safety in North America and Europe, accounted for most of the shortfall.
Restraint Control Systems - Net sales for the quarter of $226 million decreased by 10% as compared to 2017. The organic sales decline of 9% was mainly attributable to the phase out of certain vehicle models, and lower vehicle production in China.

Active Safety - Net sales for the quarter of $201 million increased by 1% as compared to 2017. This improvement was primarily driven by an organic sales increase of 6%.
Strong demand for ADAS ECUs and vision systems on several vehicle models, mono vision on the Mini, and night vision to Audi and PSA accounted for most of the organic sales growth. This growth was mitigated by an unfavorable production model mix with certain customers in Western Europe and North America.
Brake Systems - Net sales of $100 million for the quarter decreased by approximately 15% as compared to 2017. This sales decline is mainly due to an organic sales decline of 14%, primarily due to lower delivery volumes on certain vehicle models, mainly the Honda Accord, and production disruptions due to flooding near certain customer factories in Mexico.

Income Statement

Gross Profit - The gross profit for the quarter of $99 million was $10 million lower as compared to 2017. The volume and product mix impact from lower organic sales was the main contributor. Net currency effects were negligible.
Operating Loss - This quarter represents the first quarter with a standalone cost structure for the company. The operating loss for the quarter of $58 million increased by $42 million as compared to 2017.
The planned increase in RD&E investments of $19 million, mainly related to the hiring of engineers to support customer projects for future sales growth and current development programs, in addition to higher SG&A of $16 million, mostly related to the additional costs associated with being a standalone listed company, accounted for most of the change as compared to 2017. These figures include a positive net currency effect of around $3 million for the quarter.
The combined effect of the amortization of intangibles and other income was $2 million favorable as compared to 2017.

Net Loss - The net loss for the quarter of $72 million increased by $36 million as compared to 2017.
In addition to the increased operating loss, Veoneer’s net loss from the Zenuity JV increased by $5 million to $15 million during the quarter as compared to 2017. This is mostly due to a higher cost run-rate related to the hiring of additional software engineers over the last 12 months bringing Zenuity’s total to around 600 employees and consultants. This was partially offset by higher net interest income of around $3 million.
Income tax for the quarter was $3 million as compared to $10 million in 2017. The lower tax expense was primarily impacted by a reduction in the pre-tax earnings of our profitable subsidiaries. Lastly, the non-controlling interest loss in Veoneer Nissin Brake Systems (VNBS) was $5 million for the quarter as compared to $3 million in 2017.
Loss per Share - The loss per share increased to $0.78 for the quarter as compared to a loss of $0.38 per share in 2017 due to the increased net loss, as the share count was virtually unchanged.

Cash Flow and Balance Sheet

Net cash used in operating activities - Net cash used in operating activities of $17 million during the quarter was at approximately the same level as compared to 2017 mainly due to positive timing related to working capital items which essentially offset the higher net loss.
Net cash used in investing activities - Net cash used in investing activities of $58 million during the quarter was $40 million higher as compared to 2017. The increase in capital expenditures of $32 million was the main driver.
Cash and cash equivalents - Cash and cash equivalents of $919 million and short-term investments of $5 million at the end of the quarter, in combination declined by $56 million as compared to the prior quarter in 2018.

Net Working Capital - The net working capital* of $99 million at the end of the quarter was a decrease of $36 million as compared to the prior quarter in 2018. The decrease was mainly due to timing effects in working capital.
Capital Expenditures - Capital expenditures of $52 million for the quarter increased by $32 million as compared to 2017. This level was approximately 10% of sales and is slightly higher than our full year 2018 expectation of high single digits as a percentage of sales.
Shareholders Equity - Shareholders equity, excluding non-controlling interest, for the quarter of $1,936 million includes the cash liquidity provided from Autoliv immediately prior to the spin-off.

Segment Overview for the Quarter
Electronics

	Three Months Ended September 30						Components of Change vs. Prior Year
Dollars in millions,	2018		2017		US GAAP Reported		Currency		Organic(1)
(except where specified)	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	$426		$449		$(23)	-5.1%	$(12)	-2.8%	$(10)	-2.3%
Operating Loss / Margin	$(36)	-8.4%	$(4)	-0.9%	$(32)
Segment EBITDA(1) / Margin	$(18)	-4.2%	$13	2.9%	$(31)
Associates	6,804		5,548		1,256
(1) Non-U.S. GAAP measure reconciliation for Organic Sales and EBITDA

Sales - The net sales in the Electronics segment decreased by $23 million to $426 million for the quarter as compared to 2017. This decline was mainly attributable to the organic sales decline in Restraint Control Systems of $22 million.
The organic sales growth in Active Safety of $12 million was essentially offset by currency translation effects mainly related to the Euro versus the US dollar.
Operating Loss - The operating loss for the Electronics segment increased to $36 million for the quarter from $4 million as compared to 2017 mainly due to the volume and product mix impact from lower organic sales and the increase in RD&E cost to support future organic sales growth and current development programs.

EBITDA - The EBITDA* for the Electronics segment decreased by $31 million to negative $18 million for the quarter as compared to 2017. This decline is mainly due to the increased operating loss.
Associates - The number of associates in the Electronics segment increased by 1,256 to 6,804 as compared to 2017. This increase is primarily due to the hiring of engineers to support a strong order intake for both Active Safety and Restraint Control Systems.

Brake Systems

	Three Months Ended September 30						Components of Change vs. Prior Year
Dollars in millions,	2018		2017		US GAAP Reported		Currency		Organic(1)
(except where specified)	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	$100		$118		$(18)	-15.3%	$(1)	-1.0%	$(17)	-14.3%
Operating Loss / Margin	$(9)	-9.0%	$(6)	-4.8%	$(3)
Segment EBITDA(1) / Margin	$—	0.1%	$4	3.3%	$(4)
Associates	1,467		1,576		(109)
 (1) Non-U.S. GAAP measure reconciliation for Organic Sales and EBITDA

Sales - The net sales decreased by $18 million to $100 million in the Brake Systems segment for the quarter as compared to 2017. This sales decline was mainly attributable to lower delivery volumes on certain Honda vehicle models, particularly in North America and production disruptions due to flooding near certain customer factories in Mexico.
Operating Loss - The operating loss for the Brake Systems segment increased to $9 million from $6 million as compared to 2017 mainly due to the volume and product mix impact from lower organic sales and a slight increase in RD&E net to support future organic sales growth which was partially offset by reductions in overhead costs.

EBITDA - During the quarter EBITDA was a break-even for the Brake Systems segment as compared to a positive $4 million in 2017. This was mainly due to the increase in operating loss of $3 million.
Associates - The number of associates in the Brake Systems segment declined by 109 to 1,467 as compared to 2017 primarily due to overhead reductions related to the Honda sales decline.

Corporate and Other

	Three Months Ended September 30
Dollars in millions, (except where specified)	2018		2017		US GAAP Reported
	$	%	$	%	Chg. $	Chg.%
Net Sales	$0		$0		$0	0.0%
Operating Loss / Margin	$(13)	—%	$(6)	0.0%	$(7)
Segment EBITDA(1) / Margin	$(13)	—%	$(6)	0.0%	$(7)
Associates	39		0		39
(1) Non-U.S. GAAP measure reconciliation for EBITDA

Operating Loss and EBITDA - The operating loss and EBITDA for Corporate and other increased to negative $13 million from negative $6 million as compared to 2017 mainly due to the additional costs associated with being a standalone listed company.

Associates - The number of associates in Corporate and other increased to 39 as compared to 2017 mainly related to the hiring of additional personnel for being a standalone listed company.
The associate and financial figures are not comparable since the 2017 financials are based on carve-out basis accounting rules.

Financial Overview Year to Date
Sales by Product

Consolidated Net Sales	Nine Months Ended September 30				Components of Change vs. Prior Year
Dollars in millions,					Currency		Organic(1)
(except where specified)	2018	2017	Chg. $	Chg.%	$	%	$	%
Restraint Control Systems	$739	$788	$(48)	-6%	$27	3%	$(75)	-10%
Active Safety	$628	$581	$47	8%	$4	1%	$43	7%
Brake Systems	$325	$361	(36)	-10%	$8	2%	$(44)	-12%
Total	$1,692	$1,729	$(37)	-2.1%	$40	2.3%	$(77)	-4.4%
(1) Non-U.S. GAAP measure reconciliation for Organic Sales

Sales - Net sales for the first nine months of 2018 decreased by $37 million to $1,692 million as compared to 2017. The organic sales decline of 4.4% was partially offset by positive currency translation effects of 2.3%, mainly due to a weaker US dollar.
The sales decline in Restraint Control Systems and Brake Systems, was partially offset by Active Safety organic sales growth. We expect the sales trend in these two product areas to rebound during the latter part of 2019 and into 2020 based on business awarded during 2016 and 2017.
Restraint Control Systems - Net sales of $739 million for the first nine months of 2018 decreased by 6% as compared to 2017. The organic sales decline of 10% was mainly driven by the phase-out of certain models.

Active Safety - Net sales of $628 million for the first nine months of 2018 increased by 8% as compared to 2017. This increase was driven by an increase in organic sales of 7%.
Strong demand for vision systems, ADAS ECUs and radar products on multiple models accounted for most of the organic sales growth together with night vision systems to PSA and Audi. This strong growth was partially offset by the continued ramp-down of current GPS business with Ford and an underlying weaker LVP environment.
Brake Systems - Net sales of $325 million for the first nine months of 2018 decreased by approximately 10% as compared to 2017, mainly due to an organic sales decline of around 12%, mostly due to lower volumes on certain Honda vehicle models, primarily in North America.

Income Statement

Gross Profit - The gross profit of $321 million for the first nine months of 2018 was $20 million lower as compared to 2017. The volume and product mix impact from lower organic sales was partially offset by net currency effects of around $14 million.
Operating Loss - The operating loss of $122 million for the first nine months of 2018 increased by $83 million as compared to 2017, including a net favorable currency benefit of $6 million.
The planned increase in RD&E investments of $54 million, mainly related to the increase in engineers for future sales growth and current development programs, as well as $29 million higher SG&A, mainly resulting from the additional costs associated with being a standalone public company, accounted for most of the change as compared to 2017.
These effects were partially offset by a decrease of $14 million in the amortization of intangibles related to acquisitions, where prior year amortizations were the result of an impairment charge in 2017 and a $5 million increase in other income, as compared to 2017.

Net Loss - The net loss for the first nine months of 2018 of $175 million was $87 million more as compared to 2017.
In addition to the operating loss impact, the Veoneer net loss from the Zenuity JV increased by $28 million for the first nine months of 2018 due to an increase in the net cost run-rate related to the hiring of software engineers and an additional quarter of cost in 2018, since the JV was formed in April 2017. Interest income increased by $3 million as compared to 2017.
Income tax for the first nine months of 2018 was $12 million as compared to $32 million in 2017. The tax expense was primarily impacted by a reduction in the pre-tax earnings of our profitable subsidiaries.
The non-controlling interest loss in the VNBS JV was $13 million for the first nine months of 2018 as compared to $7 million loss in 2017.
Loss per Share - The loss per share for the first nine months of 2018 increased to $1.86 as compared to a loss of $0.93 per share in 2017 due to the increased net loss, as the share count was virtually unchanged.

Cash Flow, Balance Sheet, Associates

Net cash used in operating activities - Net cash used in operating activities of $181 million for the first nine months of 2018 increased by $131 million as compared to 2017 due to the change in net loss and timing of changes in working capital.
Net cash used in investing activities - Net cash used in investing activities of $120 million for the first nine months of 2018 was $62 million lower as compared to 2017, mainly due to higher capital expenditures, which was more than offset by lower affiliate investments and related party notes receivable.

Net Working Capital - The net working capital of $99 million at the end of the quarter was an increase of $41 million since December 31, 2017. This increase was mainly due to timing effects in working capital.
Capital Expenditures - Capital expenditures during the first nine months of 2018 of $123 million was around 7% of sales and $53 million more as compared to 2017. This level as a percentage of sales is slightly lower than the expectation for the full year 2018.

	Sept. 30, 2018	June 30, 2018	Dec. 31, 2017	Sept. 30, 2017
Total Associates	8,310	7,937	7,484	7,124
Whereof: Direct Manufacturing	2,186	2,229	2,232	2,145
R,D&E	4,327	3,959	3,576	3,320
Temporary	1,254	1,246	1,151	1,052
The number of associates increased to 8,310 from 7,937 in the previous quarter, mainly due to the hiring of close to 370 engineers to support our future sales growth. Over the last 12 months, around 1,000 engineers have been hired while temporary associates have increased by close to 200.

Segment Overview Year to Date
Electronics

	Nine Months Ended September 30						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2018		2017				Currency		Organic(1)
	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	$1,367		$1,369		$(2)	-0.1%	$31	2.3%	$(33)	-2.4%
Operating Loss / Margin	$(66)	-4.8%	$(11)	-0.8%	$(54)
Segment EBITDA(1) / Margin	$(12)	-0.9%	$50	3.7%	$(62)
Associates	6,804		5,548		1,256
(1) Non-U.S. GAAP measure reconciliation for Organic Sales and EBITDA

Sales - Net sales in the Electronics segment for the first nine months of 2018 decreased by $2 million to $1,367 million as compared to 2017. The difference was attributable to organic sales decline in Restraint Control Systems of approximately $75 million which was essentially offset by Active Safety organic sales growth of around $43 million and favorable currency translation effects of around $31 million.
Operating Loss - The operating loss in the Electronics segment increased by $54 million to $66 million for the first nine months of 2018 as compared to 2017. The increase is mainly due to the volume and product mix impact from lower organic sales and a planned increase in RD&E costs to support future sales growth.
.

EBITDA - For the first nine months of 2018, the Electronics segment EBITDA of negative $12 million declined by $62 million as compared to 2017. In addition to the increased operating loss, amortization of intangibles declined mainly related to the effects of the MACOM acquisition.
Associates - The number of associates in the Electronics segment increased by approximately 900 since December 31, 2017 to 6,804 mainly due to increases in RD&E to support future organic sales growth and current development programs.

Brake Systems

	Nine Months Ended September 30						Components of Change vs. Prior Year
Dollars in millions,	2018		2017				Currency		Organic(1)
(except where specified)	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	$325		$363		$(38)	-10.5%	$9	2.3%	$(47)	-12.9%
Operating Loss / Margin	$(23)	-7.0%	$(11)	-2.9%	$(12)
Segment EBITDA(1) / Margin	$6	1.8%	$18	5.1%	$(13)
Associates	1,467		1,576		(109)
(1) Non-U.S. GAAP measure reconciliation for Organic Sales and EBITDA

Sales - The net sales of $325 million in the Brake Systems segment for the first nine months of 2018 decreased by $38 million as compared to 2017. The decline was mainly attributable to lower volumes on certain Honda models, primarily in North America which was partially offset by higher volumes in Japan.
Operating Loss - The operating loss in the Brake Systems segment increased by $12 million to $23 million in the first nine months of 2018 as compared to 2017. This is mainly due to the volume and product mix impact from lower organic sales and slight increase in RD&E costs to support sales growth which was partially offset by reduced overhead costs.

EBITDA - For the first nine months of 2018, the Brake Systems segment EBITDA of $6 million declined by $13 million as compared to 2017. The increased operating loss accounted for most of the decline.
Associates - The number of associates in the Brake Systems segment declined by 120 since December 31, 2017 to 1,467 mainly due to the reductions in direct manufacturing as well as production overhead and SG&A due to the decline in organic sales.

Corporate and Other

	Nine Months Ended September 30
Dollars in millions, (except where specified)	2018		2017		US GAAP Reported
	$	%	$	%	Chg. $	Chg.%
Net Sales	$0		$0		$0	0.0%
Operating Loss / Margin	$(34)	0.0%	$(17)	0.0%	$(17)
Segment EBITDA(1) / Margin	$(34)	0.0%	$(17)	0.0%	$(17)
Associates	39		—		39
(1) Non-U.S. GAAP measure reconciliation for EBITDA

Operating Loss and EBITDA - The operating loss and EBITDA for Corporate and other for the first nine months increased to negative $34 million from negative $17 million as compared to 2017 mainly resulting from the additional costs associated with being a standalone listed company.

Associates - The number of associates in Corporate and other increased to 39 from the previous quarter in 2018.
The associate and financial figures are not comparable since the 2017 financials are based on carve-out basis accounting rules.

Outlook for 2018

2018 Outlook - Our full year 2018 consolidated net sales are expected to be lower than our previous indication due to declining LVP in our major markets and the continued strengthening of the US dollar during the second half of 2018.
Consequently, we are reducing our sales indication for full year 2018 to an organic sales decline of around 5% as compared to 2017, rather than a decline of around 3% in our earlier indication. In addition, the currency translation tailwind is reduced to 1% for the full year 2018 rather than around 3%. Net consolidated sales are now expected to decline 4% for full year 2018 as compared to 2017, rather than flat sales year over year.
Based on our current levels of customer call-offs and deliveries we expect fourth quarter sales to remain roughly at the same levels as third quarter and RD&E to increase around $20 million from the third quarter due to hiring 370 engineers.
Our earlier indications for Zenuity, capital expenditures and income tax expense remain unchanged. The monthly run-rate of Veoneer’s share of the net loss from the Zenuity JV is around $15 million per quarter. Veoneer capital expenditures are expected to be in the high single digits as a percentage of sales while income tax expense is expected to be around the low end of our range of $20 to $30 million for full year 2018.
Targets - We currently see some delays in the start of production and slower ramp-ups of certain customer models along with some slight delays in expected business wins.

These developments mean that we see some downside risk and are likely to reach our $3 billion total sales target for 2020 slightly later than previously anticipated, although Active Safety remains on track to exceed $1 billion in sales in 2020.
Based on the attractiveness of our Active Safety portfolio, strong customer relationships and continued strong order intake, we see a potential upside to our $4 billion 2022 total sales target, particularly the $2 billion Active Safety target.
While these signs are encouraging, we note that order intake can deviate significantly from quarter to quarter making the exact timing of the future sales growth difficult to forecast.
We intend to increase our investments in RD&E to account for the increase in engineering demands resulting from our high order intake, and the advanced nature of the system business we have already won and continue to pursue, and our need to invest further for long-term leadership in Active Safety toward Autonomous Driving continue to grow. This means that we now anticipate reaching our 0-5% operating income target one to two years later than previously communicated.
We expect our net cash to cover most of our funding requirements until the Company reaches a positive cash flow. However, additional funding may be required if we increase our order intake, or if the underlying business conditions change, or if we make acquisitions, or if we increase capital expenditures. If we generate more cash flow than expected, we may use this cash flow for capital investment, acquisitions, and general corporate purposes.

Other Topics and Events

Filings - Please refer to www.veoneer.com or to our Form 10-Q for definitions of terms used in this report. Veoneer’s quarterly reports on Form 10‑Q, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Veoneer at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Veoneer’s corporate website www.veoneer.com. The earnings call webcast slide presentation is posted on our corporate website.
Reporting Structure - Veoneer is organized according to product areas around its two segments, Electronics, which includes Restraint Control Systems and Active Safety, and Brake Systems, which is the VNBS JV. Products are Veoneer’s primary focus in running and reporting its business, as well as its customer focus. Consequently, although Veoneer discloses sales by region in accordance with its reporting obligations to the SEC, the Company does not believe it is particularly helpful to investors and does not intend to provide regular quarterly analysis and reporting details on sales by region or other comparisons versus light vehicle production to those regions.
Carve-Out Reporting - The first half 2018 and full year 2017 financial results for Veoneer have been prepared from the financials of Autoliv, Inc. under specific carve-out basis accounting rules.
Definitions - Order Intake - Average annual sales of documented new business awards based on the estimated average annual product volumes, average annual sales price for such product, and exchange rates. The reference to LTM in relation to order intake is Last Twelve Months.
Next Report - The next earnings report for the fourth quarter 2018 is planned for Thursday January 31, 2019.
Contacts:
Thomas Jonsson - EVP Communications & IR, +46 8 527 762 27 or Thomas.jonsson@veoneer.com and Ray Pekar - VP Investor Relations, +1 248 794 4537 or ray.pekar@veoneer.com.

Other and Subsequent Events -
July 2 - Veoneer became a publicly listed company, with Veoneer’s common stock trading on the NYSE under the symbol “VNE” and its Swedish Depository Receipts trading on Nasdaq Stockholm under the symbol “VNE-SDB”.
August 30 - Veoneer’s Chairman, CEO and President Jan Carlson purchased Swedish Depository Receipts representing 50,000 shares of Veoneer common stock on August 30, 2018 as part of a rebalancing of his personal investment portfolio to reflect his current executive positions following the spin-off of Veoneer from Autoliv.
September 18 - Veoneer forms a Research Advisory Board where distinguished member on an on-going basis exchange ideas, theories and insights from their respective fields of expertise. Non-Veoneer members include Adrian Lund - former President of the Insurance Institute for Highway Safety (IIHS) and the Highway Loss Data Institute (HLDI) in the United States, Chris Urmson - PhD in Robotics and CEO of Aurora, and Natasha Merat - Professor and Research Group leader for Human Factors and Safety at the Institute for Transport Studies at the University of Leeds.
October 10 - Veoneer introduces a Supercomputer ECU for Level 4 ADAS and Autonomous Driving which includes the Zenuity software platform and the NVIDIA Xavier processer. The first expected launch is during 2021 with a global OEM.
October 24 - Veoneer announced a Refined Organization, which is expected to take effect on December 1, 2018.
This report is information that Veoneer, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the EVP Communications and IR set out above, at 12:15 CET on Thursday October 25, 2018.
Inquiries - Corporate website www.veoneer.com.

Consolidated Income Statement

(Dollars in millions, except per share data)	Three Months Ended September 30		Nine Months Ended September 30		Last 12 Months	Full Year 2017
(Unaudited)	2018	2017	2018	2017
Net sales	$526	$567	$1,692	$1,729	$2,285	$2,322
Cost of sales	(428)	(458)	(1,371)	(1,387)	(1,839)	(1,856)
Gross profit	$99	$109	$321	$342	$445	$466
Selling, general & administrative expenses	(44)	(28)	(112)	(83)	(139)	(110)
Research, development & engineering expenses, net	(109)	(91)	(334)	(280)	(429)	(375)
Goodwill impairment charges	—	—	—	—	(234)	(234)
Amortization of intangibles	(5)	(6)	(16)	(30)	(23)	(37)
Other income	1	0	18	12	14	8
Operating loss	$(58)	$(16)	$(122)	$(39)	$(365)	$(282)
Loss from equity method investments	(15)	(10)	(45)	(18)	(58)	(31)
Interest income	3	0	3	0	3	0
Other non-operating items, net	1	0	1	0	1	(1)
Loss before income taxes	$(70)	$(26)	$(163)	$(56)	$(421)	$(314)
Income tax expense	(3)	(10)	(12)	(32)	(11)	(30)
Net loss[1]	$(72)	$(36)	$(175)	$(88)	$(431)	$(344)
Less: Net loss attributable to non-controlling interest	(5)	(3)	(13)	(7)	(133)	(127)
Net loss attributable to controlling interest	$(68)	$(33)	$(162)	$(81)	$(298)	$(217)
Net loss per share – basic[2]	$(0.78)	$(0.38)	$(1.86)	$(0.93)	$(3.42)	$(2.49)
Weighted average number of shares outstanding (in millions)[2]	87.15	87.13	87.15	87.13	87.13	87.13
 1 Including Corporate and other sales. 2 Basic numbers of shares used to compute net loss per share. Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from loss per share calculation.

Consolidated Balance Sheet

(Dollars in millions, unaudited)	September 30 2018	June 30 2018	December 31 2017	September 30 2017	June 30 2017
Assets
Cash & cash equivalents	$919	$980	—	—	—
Short-term investments	5	—	—	—	—
Receivables, net	437	439	460	449	475
Inventories, net	166	157	154	159	162
Related party receivables	63	71	—	—	—
Prepaid expenses and contract assets	33	29	34	45	36
Other current assets	25	23	—	—	2
Total current assets	1,648	$1,699	$648	$653	$675
Property, plant & equipment, net	456	415	362	343	343
Equity method investment	120	134	98	112	120
Goodwill	291	291	292	511	511
Intangible assets, net	102	109	122	125	130
Deferred tax assets	28	30	30	21	20
Related party notes receivables	—	—	76	79	81
Other non-current assets	82	71	34	37	26
Total assets	$2,728	$2,749	$1,662	$1,882	$1,906
Liabilities and equity
Accounts payable	356	279	323	299	326
Related party payables	3	47	5	7	8
Accrued expenses	237	216	195	195	189
Income tax payable	10	12	41	35	35
Other current liabilities	24	30	26	28	53
Short-term debt	—	—	—	3	4
Total current liabilities	$630	$584	$590	$568	$615
Related party long-term debt	12	13	62	64	31
Pension liability	19	19	14	14	14
Deferred tax liabilities	16	20	17	24	17
Other non-current liabilities	11	11	22	19	2
Total non-current liabilities	58	$63	$115	$122	$64
Equity
Common stock	87	87	—	—	—
Additional paid-in capital	1,929	1,915	—	—	—
Accumulated deficit	(68)	—	—	—	—
Net Former Parent Investment	—		844	976	1,011
Accumulated other comprehensive income (loss)	(12)	(13)	(8)	$(21)	(24)
Total Equity	$1,936	$1,989	$836	$955	$987
Non-controlling interest	104	113	121	237	240
Total Equity and non-controlling interests	$2,040	$2,102	$957	$1,193	$1,227
Total liabilities, Parent Equity and non-controlling interests	$2,728	$2,749	$1,662	$1,882	$1,906

Consolidated Cash Flow Statement

	Three Months Ended September 30		Nine Months Ended September 30		Last 12 Months	Full Year 2017
(Dollars in millions, unaudited)	2018	2017	2018	2017
Operating activities
Net loss	$(72)	$(36)	$(175)	$(88)	$(431)	$(344)
Depreciation and amortization	27	26	82	91	110	119
Goodwill, impairment charge	—	—	—	—	234	234
Contingent consideration write-down	—	—	(14)	(13)	(14)	(13)
Other, net	(7)	(2)	(4)	(23)	12	(7)
Change in operating assets and liabilities	35	(3)	(70)	(17)	(43)	10
Net cash used in operating activities(1)	$(17)	$(15)	$(181)	$(50)	$(132)	$(1)
Investing activities
Net decrease in related party notes receivable	$—	$2	$76	$(5)	$79	$(2)
Capital expenditures	(52)	(20)	(123)	(70)	(163)	(110)
Equity method investment	—	—	(71)	(112)	(84)	(125)
Short-term investments	5	—	(5)	—	—	—
Proceeds from sale of property, plant and equipment	(1)	—	3	5	5	7
Net cash used in investing activities	$(58)	$(18)	$(120)	$(182)	$(163)	$(230)
Financing activities
Net increase in short-term debt including related party	$—	$—	$—	$—	$4	$(4)
Cash provided at separation by Former Parent	—	—	980	—	—	—
Net transfers from Former Parent	—	—	275	179	280	184
(Decrease)/ increase in related party long-term debt	—	33	(49)	53	(51)	51
Net cash provided by financing activities	$—	$33	$1,206	$232	$1,206	$232
Effect of exchange rate changes on cash and cash equivalents	$14	$—	$14	$—	$—	$—
Increase in cash and cash equivalents	$(61)	$—	$919	$—	$980	$—
Cash and cash equivalents at beginning of period	980	—	—	—	—	—
Cash and cash equivalents at end of period	$919	$—	$919	$—	$980	$—
(1)Non-U.S. GAAP measure comprised of Operating Cash Flow is the equivalent to “Net cash provided by operating activities”.

Key Ratios

Dollars in millions,	Three Months Ended September 30		Nine Months Ended September 30
(except where specified)	2018	2017	2018	2017
Gross margin, %[1]	18.8	19.2	19.0	19.8
SG&A %	8.3	4.9	6.6	4.8
RD&E %	20.7	16.0	19.7	16.2
Operating margin, %[2]	(11.0)	(2.8)	(7.2)	(2.2)
Depreciation and Amortization, %	5.1	4.6	4.8	5.3
EBITDA, %[3]	(5.9)	1.9	(2.4)	3.0
Capital Expenditures, %	9.9	3.5	7.3	4.0
Net working capital[4]	99	85	99	85
Shareholders’ equity5)	1,936	955	1,936	955
Cash and cash equivalents	919.0	—	919.0	—
Weighted average number of shares outstanding (in millions)[6]	87.15	87.13	87.15	87.13
Loss per share6)	$(0.78)	$(0.38)	$(1.86)	$(0.93)
Total parent shareholders’ equity per share	$22.21	$10.97	$22.21	$10.97
No. of Associates at period-end[7]	7,056	6,072	7,056	6,072
No. of Total Associates at period-end[8]	8,310	7,124	8,310	7,124
Days receivables outstanding[9]	87	73	81	72
Days inventory outstanding[10]	25	21	23	21
1 Gross profit relative to sales. 2 Operating income relative to sales. 3 See EBITDA reconciliation to net income on page 6. 4 Total current assets excluding cash minus total current liabilities. 5 Excluding non-controlling interest. 6 Basic number of shares used to compute net loss per share. Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation. 7 Employees with a continuous employment agreement, recalculated to full time equivalent heads. 8 Includes temporary hourly personnel. 9 Outstanding receivables relative to average daily sales. 10 Outstanding inventory relative to average daily sales.

Non-U.S. GAAP Financial Measures
Non-U.S. GAAP financial measures are reconciled throughout this press release and in our quarterly report on Form 10-Q filed with the Securities and Exchange Commission.
In this report we refer to organic sales or changes in organic sales growth, a non-U.S. GAAP financial measure that we, investors and analysts use to analyze the Company's sales trends and performance. We believe that this measure assists investors and management in analyzing trends in the Company's business because the Company generates approximately 65% of sales, a significant amount of sales, in currencies other than in U.S. dollars (its reporting currency) and currency rates have been and can be rather volatile. Additionally, the Company has historically made several acquisitions and divestitures. Organic sales and organic sales growth presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates on the Company’s performance. The tables in this report present reconciliation of changes in the total U.S. GAAP net sales changes in organic sales growth.
The Company also uses in this report EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s net income excluding interest expense, income taxes, depreciation and amortization. The Company also uses Segment EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s EBITDA which has been further adjusted on a segment basis to exclude certain corporate and other items. We believe that EBITDA and Segment EBITDA are useful measures for management, analysts and investors to evaluate operating performance on a consolidated and reportable segment basis, because it assists in comparing our performance on a consistent basis. The tables below provide reconciliations of net income (loss) to EBITDA and Segment EBTIDA.
The Company also uses in this report net working capital, a non-U.S. GAAP financial measure, which is defined as current assets (excluding cash and cash equivalents) less current liabilities. Management uses this measure to improve its ability to assess liquidity at a point in time. The table below provides a reconciliation of current assets and liabilities to net working capital.
Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.
The forward looking non-U.S. GAAP financial measure used in this report is provided on a non-U.S. GAAP basis. Veoneer has not provided a U.S. GAAP reconciliation of this measure because items that impact this measure, such as foreign currency exchange rates, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Veoneer is unable to determine the probable significance of the unavailable information.
Reconciliations of U.S. GAAP to Non-U.S. GAAP Financial Measures

Net Loss to EBITDA
Dollars in millions, (except where specified)	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
Net Loss	$(72)	$(36)	$(175)	$(88)
Depreciation and amortization	$27	$26	$82	$91
Loss from equity method investments	$15	$10	$45	$18
Interest and other non-operating items, net	$(4)	$0	$(4)	$—
Income tax expense	$3	$10	$12	$32
EBITDA	$(31)	$10	$(40)	$52

Segment EBITDA
Dollars in millions, (except where specified)	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
Electronics	$(18)	$13	$(12)	$50
Brake Systems	$—	$4	$6	$18
Segment EBITDA	$(18)	$17	$(6)	$69
Corporate and other	$(13)	$(6)	$(34)	$(17)
EBITDA	$(31)	$10	$(40)	$52

Working Capital to Net Working Capital
Dollars in millions, (except where specified)	Sept. 30, 2018	June 30, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017
Total current assets	$1,648	$1,699	$648	$653	$675
Total current liabilities	$630	$584	$590	$568	$615
Working capital	$1,018	$1,115	$58	$85	$60
Cash and cash equivalents	$(919)	$(980)	—	—	—
Net working capital	$99	$135	$58	$85	$60

Safe Harbor
This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this report other than statements of historical fact, including without limitation, statements regarding management’s examination of historical operating trends and data, estimates of future sales (including estimates related to order intake), operating margin, cash flow, taxes or other future operating performance or financial results, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. We have based these forward-looking statements on our current expectations and assumptions and/or data available from third parties about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs.
New risks and uncertainties arise from time to time, and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that could cause actual results to differ materially from these forward-looking statements include, without limitation, the following: cyclical nature of automotive sales and production; changes in general industry and market conditions or regional growth or decline; the ability of the Company to achieve the intended benefits from its separation from its former parent; our ability to be awarded new business or loss of business from increased competition; higher than anticipated costs and use of resources related to developing new technologies; higher raw material, energy and commodity costs; component shortages; changes in customer and consumer preferences for end products; market acceptance of our new products; dependence on and relationships with customers and suppliers; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; costs or difficulties related to the integration of any new or acquired businesses and technologies; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of future litigation, regulatory actions or investigations or infringement claims; our ability to protect our intellectual property rights; tax assessments by governmental authorities and changes in our taxes; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; and other risks and uncertainties contained in our quarterly report and the disclosures made in the Company’s Information Statement included in the current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 2, 2018.
For any forward-looking statements contained in this report or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.